Exhibit 99.1

WesBanco, Inc. Merger with Farmers Capital Bank Corporation

Key Points:

•	The Board of Directors and I are excited about our merger with WesBanco, and becoming an integral part of its nearly 150-year history as a community bank.

•	WesBanco’s solid execution on their operational and growth strategies has led to a strong track record of operating performance, merger success, and treating people the right way makes them an ideal partner for us.

•	Through our partnership with WesBanco, we will be in a much stronger position to deliver additional value to our customers, employees, and shareholders as we maintain our commitment to the communities we serve.

•	Strengthens WesBanco’s franchise by significantly expanding WesBanco’s existing franchise within Kentucky by bridging the gap between the Louisville-Southern Indiana market to the west, the Southwest Ohio market to the north, and the recently enhanced Southeast Ohio-Huntington, West Virginia market to the east.

•	Ensures well-balanced loan and deposit distribution across WesBanco’s footprint as the merger greatly enhances the strength and balance in the state of Kentucky, which on a pro-forma basis will represent 19% of loans and 21% of deposits.

•	Farmers’ commercial lending focus and solid trust business compliments WesBanco’s strengths and strategies.

•	WesBanco’s larger balance sheet provides higher lending authorization abilities, while WesBanco’s lending approval process distributes authorizations throughout its markets to provide the ability for local decision-making.

•	WesBanco’s strong wealth management business has been in operation for 100 years and manages $4 billion of trust assets, including $0.9 billion of proprietary mutual funds, the WesMark Funds.

•	I will assume the role of WesBanco’s Chairman for the Central & Southern Kentucky market.

•	In addition, all current Farmers board members will be appointed to the advisory board for the Central & Southern Kentucky market.

•	Will provide a broader array of high quality banking products and services, including expanded commercial and mortgage lending capabilities, treasury management products, and trust and wealth management services that compliment ours.

•	WesBanco Wealth Management: trusts & investments, private banking, insurance (personal, commercial, title, health, life), securities brokerage (sales, advisory)

•	WesBanco Treasury Management: international services, foreign exchange, wire and lockbox capabilities, interest rate swap products

•	2017 WesBanco Bank Accolades:

•	Awarded a 6th consecutive composite “Outstanding” rating, the highest rating, by the Federal Deposit Insurance Corporation (FDIC) for its Community Reinvestment Act (CRA) performance, which measures the bank’s performance in meeting community credit needs.

•	Again named to Forbes magazine’s list of the Best Banks in America. The 2018 ranking is WesBanco’s eight year making the list since its inception in 2010, and the first time in the Top 20 coming in at #17. Forbes magazine ranked banks based on ten, equally weighted metrics related to growth, profitability, capital adequacy, and asset quality.

•	Again received the America Saves Designation of Savings Excellence for its extraordinary efforts during America Saves Week/Military Saves Week to encourage customers to save money – an annual award presented to institutions that succeed in getting people to open and add to wealth-building accounts.

•	Named to Money magazine’s 2017-2018 list of the “Best Bank in Every State”. WesBanco, one of the few institutions recognized in multiple states, received the best bank designation for the states of Kentucky and West Virginia. Money magazine evaluated 18,000 data points for their rankings, with a focus on account availability and accessibility, fees and rates, and customer service.

•	WesBanco Hallmarks:

•	Strong community banking roots and customer-focused philosophy to ensure relationship value that meets all customer needs efficiently and effectively

•	Provides a wide variety of products and services expected from a large bank combined with the personal service expected from a community bank

•	Strength and quality of a diversified and well-balanced regional financial services institution

•	Well-defined long-term growth strategies supported by strong credit quality and regulatory compliance

•	About WesBanco:

•	Founded in 1870, WesBanco is a multi-state, bank holding company with total assets of approximately $10.2 billion (as of 3/31/18)

•	A diversified financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management.

•	Meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses.

•	Provides wealth management services through a century-old trust and wealth management business, with $4.0 billion of assets under management (as of 3/31/18), and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.

•	Operates 177 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia (including the five locations of First Sentry Bancshares, acquired on April 5, 2018).

•	Operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

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